Deborah Young	Exhibit 5
Counsel
Corporate & Financial Law
[CIGNA LOGO]
Routing TL16F
August 3, 2007	1601 Chestnut Street
Philadelphia, PA 19192
Facsimile 215.761.3596
Deborah.young@cigna.com

Dear Sir or Madam:

This opinion is furnished to you in connection with the Post Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (the “Post-Effective Amendment”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an additional 9,000,0000 shares of Common Stock, par value $0.25 (the “Shares”) of CIGNA Corporation, a Delaware corporation (the “Company”) issuable under the Company’s CIGNA 401(k) Plan as a result of the Company’s three-for-one stock split.

I have examined such corporate records, documents, or certificates of public officials and of officers of the Company and other documents and instruments as I have deemed relevant and necessary as a basis of this opinion. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications stated herein, I am of the opinion that, the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.

I am licensed to practice law in the Commonwealth of Pennsylvania and am familiar with the Delaware General Corporation Law and the reported judicial decisions interpreting these laws. Therefore, the opinion is limited to the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Deborah Young, Esq.
Deborah Young, Esq.